Exhibit 99.1

    TELULAR CORPORATION REPORTS $22.9 MILLION SURGE IN NEW ORDERS AND SUPPORT
                        EQUITY FINANCING OF $9.3 MILLION

    VERNON HILLS, Ill., Sept. 6 /PRNewswire-FirstCall/ -- Telular Corporation (Nasdaq: WRLS) reported today that it has received purchase orders totaling $22.9 million for business with multiple Latin American wireless network operators in Colombia, El Salvador, Guatemala, Mexico and Venezuela. The orders are for CDMA 1X, TDMA and GSM/GPRS fixed cellular products. The Company noted that it has received and announced over $36 million in new orders this quarter. The Company reported that these orders are expected to ship to customers during its fourth quarter of fiscal year 2005, which ends September 30, 2005 and the first six months of its fiscal year 2006.

    Telular's fixed cellular products are used in Latin America primarily for basic wireless communications services, often referred to as Wireless Local Loop
(WLL), as well as enterprise applications and public telephony. Landline systems in this region are often deficient, unavailable, or simply too costly to deploy. Based on Telular's patented RJ-11-to-cellular interface technology, Telular's products offer reliable, cost-effective, and immediate telephone access via existing cellular networks using familiar telephone equipment.

    "We are always happy to receive repeat business from satisfied customers," said Michael J. Boyle, president and chief executive officer for Telular Corporation. "Wireless Local Loop programs continue to gain acceptance as a real alternative to wireline phone service in remote areas as well as urban sprawl in these areas of the world."

    "The consumer demand for basic telephone service has been constant in these countries," added Boyle. "We have engineered new products to meet the challenging price points needed to allow these carriers to accelerate their programs and satisfy this demand. Fixed wireless is now the primary means of new fixed telephone services in many markets in Latin America."

    Latin American cellular networks cover all of the major worldwide standards including CDMA, GSM, TDMA and AMPS. Telular products include both fixed wireless terminals for easy connection to standard phones, fax machines and PCs and fixed wireless phones for fixed desktop applications in the home or office.

    Financing Information
    Separately, the Company announced that it sold 2,650,000 shares of Common Stock for $9.3 million in a private placement that is exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation
D. In addition to common stock, the Company issued to the investors Series A and Series B Warrants for a total of 2,650,000 shares of common stock half of which has a strike price of $4.50 and half has a strike price of $5.00.

    "We are pleased to have completed this financing which provides additional working capital for the recent increase in orders and funds for general corporate purposes," added Boyle.

    About Telular Corporation
    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phone, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, and AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Johannesburg and Delhi India. For further company information, visit Telular at http://www.telular.com .

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2004. Copies of these filings may be obtained by contacting the Company or the SEC.

SOURCE  Telular Corporation
    -0-                             09/06/2005
    /CONTACT: Jeffrey L. Herrmann, Executive Vice President, of Telular Corporation, +1-847-247-9400, fax, +1-847-247-0021, jherrmann@telular.com ; or
Evelyn Lee of The Hoffman Agency for Telular, +1-408-975-3007, elee@hoffman.com /
    /Web site:  http://www.telular.com /